Exhibit 99.2

OP Bancorp Declares Quarterly Cash Dividend of $0.14 per Share
LOS ANGELES, July 23, 2026 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), announced today that its Board of Directors declared a quarterly cash dividend of $0.14 per share. The dividend is payable on or about August 20, 2026 to shareholders of record as of the close of business on August 6, 2026.
About OP Bancorp
OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.” The Bank operates general commercial banking business in Los Angeles, Orange, and Santa Clara Counties in California, the Dallas metropolitan area in Texas, and Clark County in Nevada, serving small- and medium-sized businesses, professionals, and local residents with a particular focus on Korean and other Asian communities. The Bank currently operates with twelve full-service branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Cerritos, Gardena, Buena Park, Garden Grove and Santa Clara, California; Carrollton, Texas, and Las Vegas, Nevada. The Bank also has one loan production office in Bellevue, Washington. The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010. Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone: 213.892.9999; www.myopenbank.com Member FDIC, Equal Housing Lender.
Contact
Investor Relations
OP Bancorp
Jaehyun Park
EVP & CFO
213.593.4865
jaehyun.park@myopenbank.com